Exhibit 10.4

TIME-BASED RESTRICTED STOCK UNIT AWARD

PURSUANT TO THE BERRY GLOBAL GROUP, INC.

2015 LONG-TERM INCENTIVE PLAN

This RESTRICTED STOCK UNIT AWARD (the “Award”) is made and entered into as of the Grant Date by Berry Global Group, Inc. (the “Company”) to ____________________________ (the “Participant”).

Upon and subject to the provisions of the Plan and the Terms and Conditions attached hereto and incorporated herein by reference as part of this Award, the Company hereby awards as of the Grant Date to the Participant the Restricted Stock Units described below in consideration of the Participant’s services to the Company.

A.	Grant Date: [DATE].

B.	Plan (under which granted): Berry Global Group, Inc. 2015 Long-Term Incentive Plan.

C.	Restricted Stock Units: The number of Restricted Stock Units subject to the Award shall be _________________________________ (_______). Each Restricted Stock Unit represents the Company’s unfunded and unsecured obligation to issue one share of the Company’s common stock (“Common Stock”), in accordance with this Award, subject to the terms of this Award and the Plan.

D.	Vesting Schedule: The Award shall vest in full on the first anniversary of the Grant Date subject to the Participant’s continued service with the Company or an Affiliate through such date; provided, however, that if the Participant experiences a Separation from Service after the Grant Date, other than for Cause, prior to the first anniversary, the vesting of the Award shall be accelerated to that earlier date. The Restricted Stock Units with respect to which the Vesting Schedule has been, or is deemed to have been, satisfied are herein referred to as the “Vested Stock Units.”

E.	Separation from Service for Cause. If the Participant experiences a Separation from Service for Cause, then the Award is cancelled as of the date the Company or an Affiliate determines that the Participant’s employment or service will be terminated for Cause and the Participant forfeits all rights thereto and the Restricted Stock Units, whether or not Vested Stock Units, issuable thereunder without the payment of any consideration therefor.

F.	Distribution of Common Stock: Subject to the attached Terms and Conditions and provided that the Participant has not forfeited his rights to the Restricted Stock Units under Section E above, the shares of Common Stock attributable to the Vested Stock Units shall be issued to the Participant within sixty (60) days following the first anniversary of the Grant Date (the “Distribution Period”).

IN WITNESS WHEREOF, the parties have executed and sealed this Award as of the Grant Date set forth above.

PARTICIPANT	BERRY GLOBAL GROUP, INC.

By:

Title:

TERMS AND CONDITIONS TO THE

RESTRICTED STOCK UNIT AWARD

PURSUANT TO THE

BERRY GLOBAL GROUP, INC. 2015 LONG-TERM INCENTIVE PLAN

1.     Settlement and Delivery of Vested Stock Units.

(a)   During the Distribution Period, the Company shall issue and deliver a share certificate, or make or caused to be made an appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company, representing the number of shares of Common Stock attributable to Vested Stock Units to the Participant in settlement of the Participant’s rights under this Award.

(b)   The Company shall not be required to issue fractional shares (or cash in lieu of fractional shares) upon the settlement of the Award.

(c)   Notwithstanding anything in the Plan, the Award, or any other agreement (written or oral) to the contrary, if the Participant is a “specified employee” (within the meaning of Code Section 409A) on the date of a Separation from Service, then any payment made or settlement occurring with respect to such Separation from Service under this Award will be delayed to the extent necessary to comply with Code Section 409A(a)(2)(B)(i), and the applicable stock will be paid or settled to the Participant during the five-day period commencing on the earlier of: (1) the expiration of the six-month period measured from the date of the Participant’s Separation from Service, or (2) the date of the Participant’s death. Upon the expiration of the applicable six-month period under Code Section 409A(a)(2)(B)(i) (or, if earlier, the date of the Participant’s death), all stock deferred pursuant to this Subsection (c) will be paid or delivered to Participant (or the Participant’s estate, in the event of the Participant’s death) in a lump sum.

2.     Rights as Shareholder; Dividend Equivalent Rights. The Participant shall not be deemed to be the holder of, or to have any of the rights of a holder with respect to, any Common Stock issuable under the Award unless and until (i) the Company shall have issued and delivered the Common Stock to the Participant, and (ii) the Participant’s name shall have been entered as a shareholder of record on the books of the Company. If, prior to the date that Common Stock is issued in settlement of the Award, the Company declares a dividend on shares of Common Stock, then dividend equivalents in an amount equal to the dividends that would have been paid to the Participant if one share of Common Stock had been issued on the Grant Date for each Restricted Stock Unit (“Dividend Equivalents”) will be credited to a separate bookkeeping account maintained for the Participant. Dividend Equivalents shall be subject to the same vesting and forfeiture restrictions as the Restricted Stock Units to which they are attributable and shall be paid to the Participant in cash or cash equivalents on the same date that the Restricted Stock Units to which they are attributable are settled in accordance with Section 1 hereof.

3.     Special Limitations on Settlement. If at any time the Committee, in its discretion, shall determine that the listing, registration or qualification of the shares covered by the Vested Stock Units upon any securities exchange or under any state or federal law is necessary or desirable as a condition of or in connection with the delivery of shares thereunder, the delivery of any or all shares in settlement of the Vested Stock Units may be withheld unless and until such listing, registration or qualification shall have been effected. The Participant shall deliver to the Company, prior to the delivery of Common Stock pursuant to the settlement of the Vested Stock Units, such information, representations and warranties as the Company may reasonably request in order for the Company to be able to satisfy itself that the shares of Common Stock are being acquired in accordance with the terms of an applicable exemption from the securities registration requirements of applicable federal and state securities laws.

4.     Change in Capitalization.

(a)   The number and kind of shares of Common Stock subject to the Restricted Stock Units (including, without limitation, Vested Stock Units) shall be proportionately adjusted for nonreciprocal transactions between the Company and the holders of capital stock of the Company that cause the per share value of the shares of Common Stock referenced by the Restricted Stock Units to change, such as a stock dividend, stock split, spinoff, rights offering, or recapitalization through a large, nonrecurring cash dividend or distribution (each, an “Equity Restructuring”).

(b)   In the event of a merger, consolidation, extraordinary dividend, sale of substantially all of the Company’s assets or other material change in capital structure of the Company, or a tender offer for shares of Common Stock, or a Change in Control, that in each case does not constitute an Equity Restructuring, the Committee shall take such action to make such adjustments in the Restricted Stock Units or the terms of this Award as the Committee, in its sole discretion, determines in good faith is necessary or appropriate, including, without limitation, adjusting the number of Restricted Stock Units, making a corresponding adjustment in the number of shares subject to the Restricted Stock Units, substituting a new award to replace the Award, removing restrictions on outstanding Awards, accelerating the termination of the Award or terminating the Award in consideration of a cash payment to the Participant in an amount equal to the then Fair Market Value of the shares of Common Stock that are attributable to the Restricted Stock Units. Any determination made by the Committee pursuant to this Section 4(b) will be final and binding on the Participant. Any action taken by the Committee need not treat all participants equally.

(c)   No fractional shares shall be created in making any adjustment pursuant to this Section 4. Instead, any adjustment pursuant to this Section 4 that would otherwise result in a fractional Restricted Stock Unit or fractional share of Common Stock becoming subject to the Award shall be further adjusted to round down the numbers of Restricted Stock Units to the next lowest Restricted Stock Unit or share of Common Stock, as applicable.

(d)   The existence of the Plan and the Award shall not affect the right or power of the Company to make or authorize any adjustment, reclassification, reorganization or other change in its capital or business structure, any merger or consolidation of the Company, any issue of debt or equity securities having preferences or priorities as to the Common Stock or the rights thereof, the dissolution or liquidation of the Company, any sale or transfer of all or part of its business or assets, or any other corporate act or proceeding.

5.     Restrictions on Transfer. The Participant shall not have the right to make or permit to exist any transfer or hypothecation, whether outright or as security, with or without consideration, voluntary or involuntary, of all or any part of any right, title or interest in or to the Award and any Restricted Stock Units thereunder (including, without limitation, Vested Stock Units). Any such disposition not made in accordance with this Award shall be deemed null and void. The restrictions contained in this Section 5 will not apply with respect to transfers of the Restricted Stock Units pursuant to applicable laws of descent and distribution; provided that any applicable restrictions contained in this Section 5 will continue to be applicable to the Restricted Stock Units after any such transfer; and provided further that the transferee(s) of such Restricted Stock Units must agree in writing to be bound by the provisions of the Plan and this Award.

6.     Legends on Stock Certificates. Certificates evidencing shares of Common Stock issued in settlement of this Award, to the extent appropriate at the time, shall have noted conspicuously on the certificates a legend intended to give all persons full notice of the existence of the conditions, restrictions, rights and obligations set forth in this Award and in the Plan.

7.     Clawback. Notwithstanding anything herein to the contrary, this Award and any Common Stock issued pursuant to this Award is expressly subject to any “clawback policy” applicable to non-employee directors of the Company that may hereafter be adopted by the Company, as the same may be amended from time to time, or any recoupment permitted or required by law.

8.     Section 409A. This Award is intended to comply with, or otherwise be exempt from, Code Section 409A, as applicable. This Award shall be administered, interpreted, and construed in a manner consistent with such Code section. Should any provision of this Award be found not to comply with, or otherwise be exempt from, the provisions of Code Section 409A, it shall be modified and given effect, in the sole discretion of the Committee and without requiring the Participant’s consent, in such manner as the Committee determines to be necessary or appropriate to comply with, or to effectuate an exemption from, Code Section 409A. No acceleration of payment or settlement may be made except as permitted under Code Section 409A.

9.     Governing Laws. This Award shall be construed, administered and enforced according to the laws of the State of Delaware; provided, however, no shares of Common Stock shall be issued except, in the reasonable judgment of the Board of Directors, in compliance with exemptions under applicable state securities laws of the state in which the Participant resides, and/or any other applicable securities laws.

10.   Successors. This Award shall be binding upon and inure to the benefit of the heirs, legal representatives, successors, and permitted assigns of the parties.

11.   Notice. Except as otherwise specified herein, all notices and other communications under this Award shall be in writing and shall be deemed to have been given if personally delivered or if sent by registered or certified United States mail, return receipt requested, postage prepaid, addressed to the proposed recipient at the last known address of the recipient. Any party may designate any other address to which notices shall be sent by giving notice of the address to the other parties in the same manner as provided herein.

12.   Severability. In the event that any one or more of the provisions or portion thereof contained in this Award shall for any reason be held to be invalid, illegal, or unenforceable in any respect, the same shall not invalidate or otherwise affect any other provisions of this Award, and this Award shall be construed as if the invalid, illegal or unenforceable provision or portion thereof had never been contained herein.

13.   Entire Agreement. Subject to the terms and conditions of the Plan, this Award expresses the entire understanding and agreement of the parties. This Award may be executed in two or more counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

14.   Headings. Paragraph headings used herein are for convenience of reference only and shall not be considered in construing this Award.

15.   Specific Performance. In the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Award, the party or parties who are thereby aggrieved shall have the right to specific performance and injunction in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative.

16.   No Right to Continued Service. Neither this Award nor the issuance of the Restricted Stock Units hereunder shall be construed as giving the Participant the right to continued service with the Company or any affiliate.

17.   Definitions. As used in this Award,

(a)   “Cause” means “Cause” as defined in the Company’s bylaws that are in effect at the date that an action constituting “Cause” occurs, or if no such definition or agreement exists, (i) willful and continued failure (other than such failure resulting from his incapacity during physical or mental illness) by the Participant to substantially perform his duties with the Company or an Affiliate; (ii) willful misconduct by the Participant; (iii) gross negligence by the Participant causing material harm to the Company or an Affiliate; (iv) any act by the Participant of fraud, misappropriation, dishonesty or embezzlement; (v) commission by the Participant of a felony or any other crime involving moral turpitude or dishonesty; or (vi) illegal drug use.

(b)   Other capitalized terms that are not defined herein have the meaning set forth in the Plan, except where the context does not reasonably permit.

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